EXHIBIT 99

FOR IMMEDIATE RELEASE

               EMPIRE OF CAROLINA COMMENTS ON RECENT DEVELOPMENTS

     Delray Beach, FL, April 23, 1997 -- Empire of Carolina, Inc. (AMEX: EMP) announced today that EDT Toys, L.L.C. has advised the Company that it does not intend to proceed with the investment in securities of Empire contemplated by the previously announced non-binding letter of intent.

         The Company and its advisors are evaluating other financial and strategic alternatives which may be available to the Company, including renewing discussions with other entities that had expressed interest in purchasing assets from or investing in the Company. The Company intends to aggressively pursue these alternatives, although no assurances can be given that a transaction will be consummated or that cash generated from operations will be sufficient to fund the Company's continued operations.

         The Company is also discussing the effect of the termination of the proposed transaction with its lenders. No assurance can be given, however, that the Company will obtain the $6 million of additional financing by April 30, 1997 as required by the December 1996 amendment to its senior loan agreement or that the Company's lenders will agree to an extension of such deadline. In the event that additional financing is not obtained, there can be no assurance that the Company's lenders will continue to finance operations beyond April 30, 1997.

         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to obtain additional financing or an extension of the Company's senior credit line, the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.


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